Exhibit 10.12
GENERAL RELEASE OF ALL CLAIMS
This General Release of All Claims (this “Agreement”) is entered into by James Nicholson (the “Executive”) and Tecumseh Products Company (the “Company”), effective as of January 19, 2010, in connection with the termination of the Executive’s employment with the Company as of December 31, 2009.
In connection with the Executive’s employment with the Company, the Executive and the Company executed the following documents: (i) Amended and Restated Change in Control and Severance Agreement between the Executive and the Company, dated November 12, 2008, (ii) Letter Agreement between the Executive and the Company, dated as of November 12, 2008, relating to the Company’s 2008 Retention Bonus, (iii) Award Agreement (SAR) between the Executive and the Company, made effective as of March 4, 2008, (iv) Award Agreement (Phantom Shares) between the Executive and the Company, made effective as of March 4, 2008, (v) Award Agreement (SAR) between the Executive and the Company, made effective as of January 2, 2009, (vi) Award Agreement (Phantom Shares) between the Executive and the Company, made effective as of January 2, 2009 (collectively, the (“Employment Agreement”).
In consideration of the payments made pursuant to attached Exhibit A, (“Consideration”), the Executive and the Company agree as follows:
1. Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company.
2. General Release and Waiver of Claims.
(a) Release. As required by the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”, including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to (i) the Consideration and (ii) any indemnification rights the Executive may have under the Employment Agreement.

(b) Specific Release of ADEA Claims. As condition to the payment of the Consideration, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following, (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his revocation of the release and waiver contained in this paragraph. No Consideration will be paid to the Executive until after the expiration of this seven (7) day period with a revocation.
(c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.
3. General Agreement Relating to Proceedings. The Executive has not filed, and the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, including, without limitation, such matters relating to his employment or the termination of his employment, other than with respect to the obligations of the Company under this Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.
4. Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in paragraph 2(b) within the seven-day period provided under paragraph 2(b), the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein, and the Executive shall reimburse the Company for any portion of the Consideration which has been paid to the Executive. The Executive shall pay all of the Releasee’s attorneys’ fees in connection with any Proceeding. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein. Such injunctive relief in any court shall be available to the Company.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.
5. Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.
6. Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.
7. Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company and/or this Agreement shall be governed by the laws of the State of Michigan applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the Eastern District of Michigan. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:
Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, MI 48108
Attn: Lynn Dennison
with a copy to:
Honigman Miller Schwartz and Cohn LLP
660 Woodward Ave
2290 First National Building
Detroit, MI 48226
Attn: Patrick T. Duerr, Esq.
Fax: 313.465.7363
To the Executive:
James Nicholson
4827 Billmyer Hwy
Britton, MI 49229

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.
THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.
IN WITNESS WHEREOF, the parties have executed this General Release of All Claims as of the date first set forth above.

TECUMSEH PRODUCTS COMPANY
By:
/s/ James Wainright
President and Chief Executive Officer

THE EXECUTIVE
/s/ James Nicholson

Dated: January 19, 2010

Exhibit A-James Nicholson

1	Cash payment in an amount equal to the aggregate of accrued but unpaid base salary	Not applicable
2	Cash payment in an amount equal to the aggregate of unused vacation days	Not applicable
3	Cash payment in an amount equal to the aggregate of one year’s base salary then in effect	$325,000
4	Cash payment in an amount equal to the aggregate of one time’s the Executive’s then applicable annual target bonus under the Company’s performance-based annual incentive plan (“Target Bonus”)	$211,250
5	For a period of 180 days beginning on the Termination Date, the ability to exercise any vested Incentive Awards in accordance with their respective terms for exercise	See Item #7
6
For a period of 12 months after the Termination Date, subject to any applicable co-payments and deductibles, health insurance coverage (medical, dental and vision) for Executive and Executive’s eligible family members to the extent Executive is a participant in a Company health insurance plan as of the Termination Date and, at least equal to the coverage provided to such persons under the Company’s health insurance plans in effect on the Termination Date.

7	Immediate vesting of one hundred percent (100%) of the Executive’s Incentive Awards	See LTIP Grant History and Estimated Value
For Illustrative Purposes Only-Actual value determined based on closing price of TECUA stock on exercise date
LTIP Grant History and Estimated Value (Value estimated using 12/14/09 TECUA share price of $12.55)

3/4/08: 4,060 Phantom Shares	$50,953
3/4/08: 7,718 SARs ($28.82 Strike Price)	—
1/2/09: 13,313 Phantom Shares	$167,078
1/2/09: 21,484 SARs ($10.07 Strike Price)	$53,280

5